For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 954-1100

SKECHERS USA ANNOUNCES RECORD SECOND QUARTER
2007 REVENUES
— Second Quarter Net Sales Increase 20.5 Percent to $352.2 Million;
— Record Six Month 2007 Net Sales of $697.1 Million

MANHATTAN BEACH, CA. – July 24, 2007 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced financial results for the second quarter ended June 30, 2007.

Net sales for the second quarter of 2007 rose 20.5 percent to $352.2 million compared to $292.2 million in the second quarter of 2006. Net earnings for the quarter were $14.9 million versus net earnings of $17.6 million in the second quarter of 2006. Net earnings per diluted share were $0.32 on 46.8 million diluted shares outstanding versus diluted earnings per share of $0.40 on 46.1 million diluted shares outstanding for the second quarter of 2006.

“Our second quarter revenues of more than $352 million represent the highest quarterly revenues in the Company’s history,” stated David Weinberg, chief operating officer of SKECHERS. “We believe this growth is a validation of the continued demand for our brands in the U.S. as well as in the global marketplace where we experienced significant increases.”

“While we are pleased with our top-line increases, our profitability was below our previous guidance,” stated Fred Schneider, chief financial officer. “This is due to a combination of several factors: including an increase in sales support merchandise incurred in connection with the launch of the new Cali Gear by SKECHERS product; increased general and administrative expenses incurred to develop the new Cali Gear by SKECHERS product as well as some of our newer brands; increased warehousing, distribution and personnel costs associated with both our international and domestic wholesale and retail growth and the need to add the additional domestic distribution facility; and the acceleration of our new store growth. We believe that many of the expenses we are incurring now will benefit us in the short and long term as we build for growth.”

For the six months ended June 30, 2007, net sales were $697.1 million compared to net sales of $569.7 million in the first six months of 2006. Net earnings were $38.8 million, compared to net earnings of $34.2 million in the first six months of 2006. Net earnings per diluted share in the first six months of 2007 were $0.84 per share on 46.8 million diluted shares outstanding versus $0.77 per share on 45.8 million diluted shares outstanding for the same period last year.

Gross profit for the second quarter of 2007 was $152.0 million compared to $130.7 million in the second quarter of 2006. Gross margin was 43.2 percent compared to 44.7 percent in the second quarter of 2006. Gross profit for the first six months of 2007 reached $301.1 million, or 43.2 percent of net sales versus $249.1 million, or 43.7 percent of net sales in the first six months of 2006.

Robert Greenberg, chief executive officer of SKECHERS, said: “Fifteen years ago we launched a business with one style – the logger boot. Today we have a diverse portfolio of brands, each targeted at a specific demographic that meets the footwear needs of men, women and kids around the world. Our strategy of developing trend-right products for markets around the world has allowed us the flexibility to grow our business without overextending any one brand. This year we added new brands to our fold – Cali Gear by SKECHERS – and saw the continued growth of our key SKECHERS and fashion lines – including SKECHERS Cali and Zoo York, which both started shipping last year. We are pleased with the position of many of our brands and feel the product and marketing are on the mark. All of our 10 brands are supported by multiple marketing mediums – from outdoor to in-store and print to television – and many are backed by the power of brand relevant celebrities – Ashlee Simpson, JoJo and NaS, among others. We believe our marketing spend in the second quarter had a positive impact on our sales and that it will have continued momentum throughout the year. We are excited about our product and marketing, and believe that our continued focus will result in continued record sales.”

“Strong sales in our existing brands, significant improvements in our international business, new product lines, and an additional store base of 32 over last year have resulted in record sales – including a new six-month high of nearly $700 million,” continued Mr. Weinberg. “Our backlog, comp store sales and our July pre-line meetings with key accounts lead us to believe that our positive trend will continue. We see many opportunities in the domestic and international marketplaces to propel the SKECHERS brand and look forward to further growing our brands.”

The Company now expects net sales for the third quarter of 2007 to be in the range of $380 million to $390 million and net earnings per diluted share of $0.43 to $0.48. The Company would also like to note that embedded in its guidance are some important assumptions regarding expenses. As previously discussed, when the Company approaches $1.3 billion to $1.4 billion in net sales, it expected it would need to make necessary investments in its infrastructure to support its increased scale. These investments are in a variety of areas such as warehousing and distribution, retail due to accelerated store openings, research and development in China, sourcing, personnel, and other areas. Additionally, management believes media spend will be approximately 10 percent more than the third quarter of 2006.

Note that statements made by Mr. Greenberg, Mr. Weinberg, and Mr. Schneider as well as other statements included in this press release may involve future goals and targets based upon current expectations. These comments, including those about guidance, are forward looking and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as 10 uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil and across Europe. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of the Company, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by the Company’s independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; the ability to attract and retain qualified personnel; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s Form 10-K for the year ended December 31, 2006 and the Company’s Form 10-Q for the quarter ended March 31, 2007. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(In thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$116,309	$160,485
Short-term investments	102,250	60,000
Trade accounts receivable, net	226,274	177,740
Other receivables	8,129	8,035

Total receivables	234,403	185,775

Inventories	204,707	200,877
Prepaid expenses and other current assets	17,483	15,321
Deferred tax assets	9,490	9,490

Total current assets	684,642	631,948
Property and equipment, at cost less accumulated depreciation and amortization	94,290	87,645
Intangible assets, less applicable amortization	312	633
Deferred tax assets	11,984	11,984
Other assets, at cost	4,889	4,843

TOTAL ASSETS	$796,117	$737,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current installments of long-term borrowings	$393	$576
Accounts payable	178,145	161,150
Accrued expenses	17,819	19,435

Total current liabilities	196,357	181,161
Long-term borrowings, excluding current installments	16,658	106,805
Stockholders’ equity	583,102	449,087

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$796,117	$737,053

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$352,211	$292,183	$697,107	$569,748
Cost of sales	200,183	161,448	396,040	320,638

Gross profit	152,028	130,735	301,067	249,110
Royalty income	1,193	559	2,394	1,553

	153,221	131,294	303,461	250,663

Operating expenses:
Selling	40,950	31,061	67,791	51,248
General and administrative	90,473	72,803	176,457	144,736

	131,423	103,864	244,248	195,984

Earnings from operations	21,798	27,430	59,213	54,679

Other income (expense):
Interest, net	1,286	(85)	2,133	(544)
Other, net	(147)	53	(169)	259

	1,139	(32)	1,964	(285)

Earnings before income taxes	22,937	27,398	61,177	54,394
Income tax expense	7,989	9,782	22,329	20,180

Net earnings	$14,948	$17,616	$38,848	$34,214

Net earnings per share:
Basic	$0.33	$0.43	$0.87	$0.84

Diluted	$0.32	$0.40	$0.84	$0.77

Weighted average shares:
Basic	45,576	41,077	44,777	40,687

Diluted	46,808	46,146	46,809	45,802